================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


                        DATE OF REPORT: DECEMBER 20, 2004
               DATE OF EARLIEST EVENT REPORTED: DECEMBER 15, 2004


                           FAR EAST ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


                                     NEVADA
                 (State or other jurisdiction of incorporation)


         0-32455                                          88-0459590
(Commission File Number)                    (IRS Employer Identification Number)


            400 N. SAM HOUSTON EAST, SUITE 205, HOUSTON, TEXAS 77060
                    (Address of principal executive offices)


                                 (832) 598-0470
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 3.02     UNREGISTERED SALES OF EQUITY SECURITIES.

         On December 1, 2004, we sold 250,000 shares of our common stock, $0.001 par value ("Common Stock"), in a private placement to an accredited investor (the "Purchaser") with gross proceeds of $250,000. No commission was paid on the sale of the Common Stock to the Purchaser.

         Bathgate Capital Partners LLC (the "Placement Agent") is serving as our placement agent in a private placement of units (the "Bathgate Placement"), which is subject to our acceptance of subscriptions of at least $1.5 million (the "Minimum Amount") prior to its closing. Each unit will consist of five shares of our Common Stock and one warrant (a "Warrant") to purchase one share of our Common Stock ("Units"). Each Warrant entitles its holder to purchase one share of our Common Stock at a price of $1.50 per share and has a three year term from the date of its issuance. Proceeds from the Units will be placed in an escrow account until the Minimum Amount is received. The closing of the Bathgate Placement will occur following the receipt of the Minimum Amount in escrow. As of December 17, 2004, aggregate proceeds of $815,000 relating to 203,750 Units have been received in the escrow. Upon closing of the private placement, we will also sell to the Placement Agent, for a total of $100, warrants to purchase shares of our Common Stock on the basis of forty warrants exercisable at $0.80 per share and eight warrants exercisable at $1.50 per share for each one hundred Units sold in the Bathgate Placement. Any warrants sold to the Placement Agent will have a five year term. Additionally, at the closing of the Bathgate Placement, we will pay the Placement Agent a fee equal to 8% of the gross proceeds from the sale of the Units. No Units or any underlying securities will be issued until the closing of the Bathgate Placement. If the Minimum Amount is not received, then the proceeds in the escrow will be returned to the subscribers of the Units. No commissions will be payable to the Placement Agent if the Minimum Amount is not received. We cannot make any assurances that the Minimum Amount will be received.

         In connection with the sale of our Common Stock to the Purchaser, we agreed to provide certain price protection rights to the Purchaser in the event we sell shares of our Common Stock in a capital raising transaction to any other investor on or before January 30, 2005 on pricing terms more favorable than those given to Purchaser. If the Bathgate Placement is consummated, the Purchaser will receive both 62,500 shares of our Common Stock and Warrants to purchase 62,500 shares of our Common Stock as a result of these price protection rights. In addition, certain previous investors have been granted specified price protection rights in connection with the sale of our Common Stock in a private placement. As a result of the sale of our Common Stock to the Purchaser, these investors will receive 550,000 shares of our Common Stock. If the Bathgate Placement is consummated, these investors may elect to receive 275,000 shares of our Common Stock, in addition to the shares issued as a result of the sale of our Common Stock to the Purchaser, and will exchange the 550,000 warrants to purchase one share of our Common Stock at $2.50 per share that they currently hold for Warrants to purchase 275,000 shares of our Common Stock as a result of this price protection.

         The proceeds of these offerings will be used to finance our operations in exploration for coalbed methane, our production sharing contracts in China and working capital purposes.

         The securities discussed above were offered and sold or are being offered and will be sold to investors in a private placement transaction made in reliance upon exemption from registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 506 of Regulation D promulgated thereunder. Each of the investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Act.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 20, 2004

                                                FAR EAST ENERGY CORPORATION


                                                By:  /s/ Bruce N. Huff
                                                     ---------------------------
                                                     Bruce N. Huff
                                                     Chief Financial Officer


                                       3